Exhibit 21

SUBSIDIARIES	JURISDICTION OF INCORPORATION OR ORGANIZATION

AR Management Services, Inc.	DE

Celadon E-Commerce, Inc.	DE

Celadon Mexicana, S.A. de C.V.	Mexico

Celadon Trucking Service, Inc.	NJ

Celadon Logistics Services, Inc.	DE

Celadon Trucking Services of Indiana, Inc.	IN

Celadon Canada, Inc.	Ontario, Canada

Quality Equipment Leasing, LLC	DE

Celadon International Corp.	DE

Servicios Corporativos Jaguar, S.A de C.V.	Mexico

Servicios de Transportacion Jaguar, S.A de C.V.	Mexico

Truckers Legal Protection, Inc.	IN

Truckers Insurance and Health Benefit Solutions, LLC	AZ

Zipp Realty LLC	IN

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